Exhibit 23.2
Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" and to the use of our report dated March 25, 2011, in the Registration Statement (Form S-4) and related Prospectus of Symbion, Inc. for the registration of $341,000,000 of 8% Senior Secured Notes due 2016.

/s/ Ernst & Young LLP
Nashville, Tennessee
October 5, 2011